EXHIBIT 99.1

                                                         FOR IMMEDIATE RELEASE

                                                        CONTACT: James Spiezio
                                                      Beacon Power Corporation
                                                                  978-694-9121
                                                       spiezio@beaconpower.com


             JOHN C. FOX ELECTED TO BEACON POWER BOARD OF DIRECTORS

WILMINGTON, Mass. - May 10, 2005 - Beacon Power Corporation (Nasdaq: BCON), a company that designs advanced products for electric power and grid voltage and frequency regulation, today announced that John C. Fox, a managing director at Perseus, L.L.C., has been named to the Company's board of directors. Mr. Fox also serves on the board of NxtPhase T&D Corporation, a Canadian company that will soon be acquired by Beacon, pending regulatory and shareholder approval. Mr. Fox will fill the board seat now held by Phil Deutch, another Perseus executive, who has resigned from the Company's board. Perseus is the largest stockholder of each of Beacon and NxtPhase, and has two representatives on each of Beacon's and NxtPhase's respective boards.

"I am pleased to be able to serve as a director of Beacon Power," commented Mr. Fox. "In my role at Perseus and as a director of NxtPhase, I have become very familiar with Beacon and the market opportunities available to it. The combination of Beacon's leading position in energy storage technology, with the proposed acquisition of NxtPhase and its installed base, market access, and channel partners, has the potential to create a company that can leverage strong synergies and products to provide improved grid frequency regulation, reliability and control."

Before joining Perseus, Mr. Fox was chief operating officer of Ontario Power Generation, Inc., where he was responsible for generation and retailing for the then fifth-largest electric utility in North America. He served as executive vice president of the Canyon Group, a Los Angeles-based marketing and management consultancy during 1992 and 1993. From 1981 to 1992, Mr. Fox held various management positions with Pacific Gas and Electric Company (PG&E) in San Francisco, California. He serves as a board member for the Alliance to Save Energy and Rocky Mountain Institute. During 1992, he served as head of the Energy Efficiency Task Force, President Bush's Commission in Environmental Quality. Mr. Fox holds a B.S. in Civil Engineering from the University of Toronto and an M.B.A. from McMaster University in Hamilton, Ontario.

About Perseus, L.L.C.
Perseus, L.L.C. is a merchant bank and private equity fund management company with offices in Washington, D.C. and New York City. Perseus generally invests in companies in which it can participate in the company's strategic planning, operations and development and thereby add significant value to the investment. In particular, Perseus invests in companies that have unique strategic characteristics i.e., proprietary intellectual property, powerful brands, distinctive content or a highly skilled work force. Perseus and its affiliates manage several investment funds with total commitments in excess of $2.0 billion.

About Beacon Power Corporation
Beacon Power Corporation designs sustainable energy storage and power conversion solutions that would provide reliable electric power for the utility, renewable energy, and distributed generation markets. Beacon's Smart Energy Matrix is a design concept for a megawatt-level, utility-grade flywheel-based energy storage solution that would provide sustainable power quality services for frequency regulation, and support the demand for reliable, distributed electrical power. Beacon is a publicly traded company with its research, development and manufacturing facility in the U.S. For more information, visit www.beaconpower.com.

About NxtPhase T&D Corporation
NxtPhase T&D Corporation develops, manufactures, and markets optical sensors and digital protection and recording solutions that are designed to improve the way high-voltage electric power is managed in a competitive electric power industry. Optical current and voltage sensing products offer more accurate digital information, broader dynamic range, wider bandwidth, improved safety, and significant environmental benefits compared with conventional technologies. Digital recorders provide operators with information required to improve grid reliability and to better understand the causes of and to protect against blackouts. NxtPhase T&D Corporation is a privately held company with sales and manufacturing operations in the U.S. and Canada. For more information, visit www.nxtphase.com.

Safe Harbor Statements under the Private Securities Litigation Reform Act of
1995:
Material contained in this press release may include statements that are not historical facts and are considered "forward-looking" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect Beacon Power Corporation's current views about future events and financial performances. These forward-looking statements are identified by the use of terms and phrases such as "believe," "expect," "plan," "anticipate," and similar expressions identifying forward-looking statements. Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from Beacon Power Corporation's expectation. These factors include: a short operating history; a history of losses and anticipated continued losses from operations; a need to raise additional capital combined with a questionable ability to do so; conditions in target markets; no experience manufacturing any product on a commercial basis; limited commercial contracts for sales to date; little experience managing operations in geographically dispersed locations; the dependence of sales on the achievement of product development and commercialization milestones; the uncertainty of the political and economic climate of any foreign countries into which Beacon hopes to sell or in which it operates, including the uncertainty of enforcing contracts and the potential substantial fluctuation in currency exchange rates in those countries; significant technological challenges to successfully complete product development; dependence on third-party suppliers; intense competition from companies with greater financial resources; possible government regulation that would impede the ability to market products; possible product liability claims and the negative publicity which could result; any failure to protect intellectual property; the possible need in the future to hire and retain key executives, particularly in light of the substantial workforce reductions during 2001 and 2002; the recent volatility in the stock price of companies operating in the same sector; the difficulties that often arise in integrating operations of companies after a merger or acquisition; the power of controlling shareholders and the limited ability of others to influence the outcome of matters put to the vote of shareholders. These factors are elaborated upon and other factors may be disclosed from time to time in Beacon Power Corporation's filings with the Securities and Exchange Commission. Beacon Power Corporation expressly does not undertake any duty to update forward-looking statements.